UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/23/2005

CORUS BANKSHARES INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-6136

MN	41-0823592
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3959 N Lincoln Ave, Chicago, IL 60613
(Address of Principal Executive Offices, Including Zip Code)

773-832-3088
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On June 23, 2005, Corus Bankshares, Inc. (the "Registrant") formed a wholly owned finance subsidiary, Corus Statutory Trust IX, a Delaware statutory trust (the "Trust"). The Trust issued and sold $25,000,000 of Trust Preferred Securities ("Preferred Securities") in a private placement.

The proceeds of the Preferred Securities, along with proceeds of $774,000 from Common Securities issued to the Registrant by the Trust, were used to purchase $25,774,000 of Junior Subordinated Debentures ("Debentures") issued by the Registrant concurrently. The net proceeds of the Debentures were infused into the Registrant's subsidiary Bank as additional capital.

The terms for the Preferred Securities and the Debentures (the "Notes") are essentially identical. The Notes all mature 30 years from the issuance date. Interest is payable quarterly at a rate equal to three-month LIBOR plus 1.56%.

The Notes are callable at par, subject to prior approval by the Federal Reserve Board, at any time commencing on the fifth anniversary of their issuance, or sooner in certain specific events, including in the event that the financing is not eligible for treatment as Tier 1 capital. Interest on the Notes may be deferred at any time or from time to time for a period not exceeding 20 consecutive quarterly payments, provided there is no event of default and the deferral does not extend beyond maturity. If the Registrant elects to defer interest on the Notes, or if a default occurs, the Registrant will generally not be able to declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Registrant's common stock. The entire principal of the Notes may become due and payable immediately if an event of default occurs.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CORUS BANKSHARES INC

Date: June 29, 2005.	By:	/s/ Michael E. Dulberg
Michael E. Dulberg
Senior Vice President and Chief Accounting Officer